                                                                EXHIBIT (a)(6)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated
July 1, 1999, and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer or the acceptance of Shares is prohibited by any applicable law. If Purchaser becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares is not in compliance with any applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by J.P. Morgan Securities Inc. as the Dealer Manager of the Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All of the Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights) and
All of the Outstanding Shares of
Series B ESOP Convertible Preferred Stock of
Nalco Chemical Company
at
$53.00 Net Per Share of Common Stock
and
$1,060.00 Net Per Share of
Series B ESOP Convertible Preferred Stock by
H2O Acquisition Co.
A Wholly Owned Subsidiary of
Suez Lyonnaise des Eaux

H2O Acquisition Co., a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of Suez Lyonnaise des Eaux, a societe anonyme organized and existing under the laws of the Republic of France ("Parent"), is offering to purchase (i) all of the issued and outstanding shares of common stock, par value $0.1875 per share, including the associated preferred stock purchase rights (the "Common Stock"), at a price of $53.00 per share of Common Stock of Nalco Chemical Company, a Delaware corporation (the "Company"), net to the seller in cash, without interest thereon, (the "Common Stock Offer Price"), and (ii) all of the issued and outstanding shares of Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock") of the Company at a price of $1,060.00 per share of ESOP

Preferred Stock, net to the seller in cash, without interest thereon (the "ESOP Preferred Stock Offer Price", and, together with the Common Stock Offer Price, the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 1, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). "Shares" shall include both the shares of Common Stock and the shares of ESOP Preferred Stock.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 30, 1999, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least such number of Shares which, when added to any shares of Common Stock already owned by Parent, constitute a majority of the then outstanding shares of Common Stock on a fully diluted basis (including, without limitation, all shares of Common Stock issuable upon the conversion of the ESOP Preferred Stock or any other convertible securities or upon the exercise of any options, warrants or rights) (the "Minimum Condition"), (ii) the satisfaction of the HSR Condition(as defined herein) and (iii) the satisfaction of the EC Condition (as defined herein). The Offer is also conditioned upon the satisfaction of certain other terms and conditions described in Section 14 of the Offer to Purchase.
The Company has informed Purchaser that, as of June 24, 1999, there were (x) 66,263,894 shares of Common Stock issued and outstanding, (y) stock options issued under the Company's stock option plans covering not more than 10,888,271 shares of Common Stock (with an exercise price less than $53.00 per Share), and
(z) 353,908.409 shares of ESOP Preferred Stock issued and outstanding. As a result, as of such date, the Minimum Condition would be satisfied if at least 42,115,167 shares of Common Stock were validly tendered and not properly withdrawn prior to the Expiration Date (as defined herein).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 27, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, as promptly as practicable after consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), except for (a) Shares which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Purchaser), all of which shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto and (b) Shares held by holders exercising their rights to dissent in accordance with Delaware law, (i) each share of Common Stock (including all associated Preferred Stock purchase rights) issued and outstanding immediately prior to the Effective Time shall be canceled and shall be converted automatically
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into the right to receive an amount in cash equal to $53.00, without interest;
and (ii) each share of ESOP Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and shall be converted automatically into the right to receive an amount in cash equal to $1,060.00, without interest. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.
The Board of Directors of the Company has duly adopted resolutions that (i) determined that the Merger is advisable and that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the holders of Shares (the "Holders"), (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, and (iii) recommended the acceptance of the Offer, and if required by applicable law or otherwise, the approval of the Merger and the approval and adoption of the Merger Agreement by the stockholders of the Company.
Tendering Holders whose Shares are registered in their own name and who tender directly to First Chicago Trust Company of New York, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering Holders whose Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and to the Offer to Purchase. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any delay in making such payment or extension of the Expiration Date.
The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, July 30, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and to applicable law, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving notice of such extension to the Depositary and by making a public announcement thereof.
Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission and to applicable law, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section14 of the Offer to Purchase, by giving notice of such extension to the Depositary and by making a public announcement thereof. There can be no assurance that Purchaser will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its Shares.
Subject to the applicable rules and regulations of the Commission and to applicable law, Purchaser also expressly reserves the right, in its sole discretion (subject to the terms of the Merger Agreement), at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares (a) if the HSR Condition has not been satisfied, (b) the EC Condition has not been satisfied or (c) in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14 of the Offer to Purchase are not satisfied or any of the events specified in Section 14 of the Offer to Purchase have occurred and (iii) subject to the terms of the Merger Agreement, to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, provided however, that, subject to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser will not (i) waive the Minimum Condition, (ii) decrease the price per Share payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or add to the conditions to the Offer set forth in Section 14 of the Offer, (v) extend the Offer, (vi) change the form of consideration payable in the Offer, or (vii) amend, add to or waive any other terms of the Offer in any manner which would be adverse to the company or the Holders.
"HSR Condition" means the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any extension thereof. "EC Condition" means, if required by applicable law, the receipt prior to the Expiration Date of a decision of the Commission of the European Community that the purchase of the Common Stock pursuant to the Offer and the Merger are compatible with the Common Market. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its Shares. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c),14d-6(d) and 14e-l under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.
Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 30, 1999, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth below. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.
Withdrawals of tendered Shares may not be rescinded without Purchaser's consent and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to

Purchase.
The Company has provided Purchaser with the Company's shareholder lists and security position listings in respect of the Shares for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to the Holders. The Offer to Purchase, the Letter of Transmittal and any other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of Holders and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of Holders, or, where applicable,who are listed as participants in the security position listing of the Depository Trust Company.
The information required to be disclosed by paragraph (e)(l)(vii) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.
Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below.
The Information Agent for the Offer is:
MORROW & CO., INC.

445 Park Avenue, 5th Floor
New York, New York 10022
Banks and Brokerage Firms Call: (800) 662-5200

Shareholders Please Call: (800) 566-9061

The Dealer Manager for the Offer is:

J.P. Morgan & Co.

60 Wall Street
New York, New York 10260
(877) 219-8026 (Toll Free)
July 1, 1999